SEVENTH MODIFICATION OF
REVOLVING CREDIT LOAN AND
SECURITY AGREEMENT AND OTHER LOAN DOCUMENTS

THIS LOAN MODIFICATION AGREEMENT (this “Modification”) made this 24th day of July, 2006 by and among RESOURCE AMERICA, INC. (“RAI”), RESOURCE PROPERTIES XXX, INC. (“RPI XXX”), RESOURCE PROPERTIES XLI, INC. (“RPI XLI”) and RESOURCE CAPITAL INVESTOR, INC. (“RCI”), each a Delaware corporation (collectively, the “Borrowers”), and SOVEREIGN BANK, a federal banking association, having an address of 1500 Market Street, Suite 1420, Philadelphia, Pennsylvania 19102 (“Bank” or “Lender”).

BACKGROUND

A. Resource Properties, Inc., which merged into RAI on June 29, 2005, RESOUCE PROPERTIES XXIV, INC. (“RPI XXIV”), RESOURCE PROPERTIES XL, INC. (“RPI XL”), and Resource Properties 53, Inc. (“RPI 53”) (the “Original Borrowers”) and Bank entered into a certain Revolving Credit Loan and Security Agreement dated July 27, 1999 (the “Loan Agreement”) wherein the Original Borrowers established a line of credit loan facility with Bank in the amount of Fifteen Million Dollars ($15,000,000) (the “Loan”).

B. As security for the obligations of Original Borrowers under the Loan Documents, RPI XL granted to Lender that certain Leasehold Mortgage and Security Agreement (the “Leasehold Mortgage”) with regard to the real estate known as Factors Walk - Phase Two, Savannah, Georgia (the “Savannah Real Estate”).

C. Original Borrowers, and Bank entered into that certain Modification of Revolving Credit Loan and Security Agreement dated March 30, 2000 (the “First Modification”), whereby, inter alia, the principal amount of the Loan was increased to Eighteen Million Dollars ($18,000,000).

D. To evidence the revised Loan in the amount of $18,000,000, Original Borrowers executed and delivered to Bank that certain Replacement Line Note dated March 30, 2000, in the amount of $18,000,000 (the “Note”).

E. Original Borrowers, RPI XXX, Resource Properties XXXI, Inc. (“RPI XXXI”), and Bank entered into that certain Second Modification of Revolving Credit Loan and Security Agreement and Modification of Other Loan Documents dated April 30, 2002 (the “Second Modification”), whereby RPI 53 requested that Bank release it from its obligations under the Loan and release certain collateral related to RPI 53’s obligations and then to substitute RPI XXX and RPI XXXI as additional makers under the Note and add additional collateral owned by RPI XXX and RPI XXXI to the security for the Loan, in accordance with the terms therein.

F. Original Borrowers, RPI XXX, RPI XXXI, and Bank entered into that certain Third Modification of Revolving Credit Loan and Security Agreement dated September

15, 2003 (the “Third Modification”) whereby the term of the Loan was extended until July 27, 2005.

G. Original Borrowers, RAI, RPI XXX, RPI XXXI and Bank entered into that certain Fourth Modification of Revolving Credit Loan and Security Agreement and Other Loan Documents dated June 30, 2005 (the “Fourth Modification”) whereby (i) the term of the Loan was extended, (ii) RPI XXIV was released from its obligations under the Loan Documents and (iii) there was an acknowledgement that by operation of law, since Resource Properties, Inc., which was a Borrower under the Loan Documents, merged into RAI, RAI is now a Borrower under the Loan Documents

H. RAI, RPI XXIV, RPI XL, RPI XXX, RPI XXXI and Bank entered into that Fifth Modification of Revolving Credit Loan and Security Agreement and Other Loan Documents dated September 29, 2005 (the “Fifth Modification”) whereby Bank (i) accepted as additional Collateral for the Loan the property known as Wharf Lots 4 and 5 and located at Bull and River Streets, Savannah, Chatham County, Georgia (the “Georgia Property”), which is owned by RPI XXIV pursuant to that certain Deed to Secure Debt, Assignment of Rents and Security Agreement dated September 29, 2005 from RPI XXIV in favor of Lender (the “Georgia Mortgage”), and (ii) acknowledged RPI XXIV as a Borrower under the Loan Documents as if it had never been released in accordance with the terms of the Fourth Modification, which Bank agreed to do, on the terms and conditions as more fully set forth in the Fifth Modification. In connection with the Fifth Modification, an Allonge to Replacement Line Note, dated September 29, 2005, was given by RAI, RPI 53, RPI XXIV AND RPI XL (the “First Allonge”).

I. RAI, RPI XXIV, RPI XL, RPI XXX and Bank entered into that Sixth Modification of Revolving Credit Loan and Security Agreement and Other Loan Documents dated March 30, 2006 (the “Sixth Modification”) whereby Bank agreed to (i) accept and acknowledge RPI XLI as a Borrower under the Loan Documents, (ii) accept as additional Collateral for the Loan a collateral assignment by RAI of all of its right title and interest in and to RPI XLI’s stock (the“RPI XLI Shares”), and (iii) release RPI XXXI as a Borrower under the Loan Documents.

J. On April 6, 2006, Bank released the collateral pledged by RPI XXX which consisted of a collateral assignment of a $3,400,000 loan.

K. Borrowers have now requested that Bank: (i) accept and acknowledge RCI as a Borrower under the Loan Documents; (ii) accept as additional Collateral for the Loan a collateral assignment by RCI of all of its right title and interest in and to 700,000 shares of Resource Capital Corp., a Maryland corporation (the“RCC Shares”); (iii) revise the amount of the Loan to $14,000,000; (iv) extend the maturity date of the Loan; (v) accept as further additional Collateral for the Loan, a collateral assignment of (A) a loan from RPI XXX to Uman Realty, LLC, a New Jersey limited liability company (“Uman”) in the amount of $2,800,000.00 (the “Headhouse Loan”), which is secured by a first mortgage on the real property located in Philadelphia, PA known as Headhouse Piers 3 & 5 (the “Headhouse Loan”) and (B) all notes, documents, instruments and agreements evidencing and/or securing such loan (the “Headhouse Loan Documents”); (vi) release the lien of the Georgia Mortgage on the Georgia Property (each as defined in this Modification), and the Leashold Mortgage on the Savannah Real Estate; and (vii) release RP XL and RP XXIV as Borrowers, which Bank has agreed to do on the terms and conditions as more fully set forth herein.

L. To evidence the collateral assignment of the RCC Shares, Bank and RCI, contemporaneously with the execution hereof, are entering into that certain Pledge and Security Agreement of even date herewith (the “RCI Pledge Agreement”) and that certain Securities Account Sole Control Agreement among RCI, Lender, Credit Suisse Securities (USA) LLC and Pershing LLC (the “Control Agreement”).

M. To evidence the collateral assignment of the Headhouse Loan, Bank and RPI XXX contemporaneously with the execution hereof, are entering into that certain Collateral Assignment of Note, Mortgage and Other Loan Documents (the “Headhouse Loan Assignment”) with respect to the collateral assignment of the Headhouse Loan.

N. In connection with this Modification, an Allonge to Replacement Line Note, dated of even date hereof, shall be given by Borrowers to Lender (the “Second Allonge”). The Note, the Loan Agreement, the RCI Pledge Agreement, the Headhouse Loan Assignment and the Headhouse Loan Documents and all other documents, instruments and undertakings evidencing and/or securing the Loan, (as modified hereby and by the First Modification, Second Modification, Third Modification, Fourth Modification, the Fifth Modification and the Sixth Modification (collectively, the “Other Modifications” and this Modification) and all documents instruments and agreement executed and delivered to Lender in connection with the Other Modifications and this Modification are hereinafter collectively referred to as the “Loan Documents”). All capitalized terms used but not defined herein shall have the meaning given to such terms in the Loan Agreement.

AGREEMENT

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. As used in this Modification, all capitalized terms shall have the respective meanings provided therefor herein or, in absence of such provision, the respective meanings provided therefor in the Loan Documents. Without limiting the foregoing:

(a) References in the Loan Documents to the “Loan Agreement” shall mean and include the Loan Agreement as modified by this Modification and the Other Modifications.

(b) References in the Loan Documents to the “Note” or the ”Line Note” shall mean and include the Note as modified by this Modification, the First Allonge, the Second Allonge, any other allonges to the Note and the Other Modifications.

(c) References in the Loan Documents to the “Loan Documents” shall mean and include the Loan Documents, as defined therein, all as modified by this Modification and the Other Modifications.

(d) References in the Loan Documents to the terms “Borrowers” shall mean and include RAI, RPI XXX, RPI XLI and RCI.

(e) References in the Loan Documents to the amount of the “Loan” or the “Line” or the “Line of Credit” being in an amount of up to $18,000,000.00, pursuant to the Modifications, shall be replaced with “$14,000,000.00”.

(f) The term “Obligations” as used herein shall mean any and all Obligations of the Borrowers, or any of them, under the Note, the Loan Agreement, the Collateral Documents, the RCI Pledge Agreement and any other Loan Document, as modified by this Modification and the Other Modifications.

2. Confirmation of Indebtedness.

(a) Borrowers hereby confirm, acknowledge, and agree that as of the date hereof, the outstanding principal balance of the Note is $0. Borrowers further acknowledge and agree that the foregoing principal balance from the date stated is validly and duly owing by Borrowers to Bank.

(b) Borrowers hereby confirm, acknowledge, and agree that as of the date hereof, the Borrowing Base, when adding in the value of the RCC Shares and Headhouse Loan as Collateral under the Loan Agreement and removing the Georgia Property and the Savannah Real Estate as Collateral, is $13,545,000.00.

(c) Borrowers hereby ratify, confirm and acknowledge that (i) the Note, the Collateral Documents, and the other Loan Documents are each in full force and effect as of the date hereof, (ii) the Note, the Collateral Documents and the other Loan Documents constitute valid and legally binding obligations of the Borrowers, (iii) no event of default, or event which if continuing would constitute an Event of Default, has occurred under the Loan Documents, and (iv) the Loan Documents are enforceable against the Borrowers and its assets in accordance with their respective terms.

(d) Not by way of limitation of anything herein or in the Loan Documents, RCI hereby agrees to be bound by the Note, the Loan Agreement and other Loan Documents, as if it were an original party thereto and a Borrower under the Loan Documents listed therein, and RCI agrees to comply with all covenants set forth in the Loan Documents and hereby set forth their agreement to the remedies and rights granted to Bank therein.

(e) In order to induce Bank to enter into this Modification, the Borrowers hereby reaffirm the various representations and warranties made by the Original Borrowers in the Loan Documents, as if such representations and warranties were made by each of the Borrowers as of this date, and set forth fully herein, except as such representations and warranties may be otherwise modified by the updated Schedules and Exhibits attached hereto. In order to induce Bank to enter into this Modification, the Borrowers each hereby represent and warrant to Bank that all representations and warranties made by the Original Borrowers in the Loan Documents are hereby made by the Borrowers on and as of the date hereof. Not by way of limitation of the foregoing, the Borrowers hereby further represent and warrant that:

(i) RCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to execute, deliver and comply with this Modification and the RCI Pledge Agreement, and to carry on its respective business as it is now being conducted and is duly licensed or qualified as a foreign corporation in good standing in each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification;

(ii) The execution and delivery by RCI of this Modification and the RCI Pledge Agreement and the other Borrowers of this Modification and the consummation of the transactions contemplated by the Loan Documents and this Modification and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan Documents: (a) have been duly authorized by all requisite corporate action of all of the Borrowers, (b) will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of (i) any applicable statute, law, rule, regulation or ordinance, (ii) any Borrowers’ articles of incorporation or bylaws, (iii) any indenture, mortgage, loan or credit agreement or instrument to which any of the Borrowers is a party or by which any of them may be bound or affected, or (iv) any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and (c) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of any of the Borrowers under the terms or provisions of any such agreement or instrument, except liens in favor of Bank;

(iii) This Modification has been duly executed and delivered to Bank by each of the Borrowers, and the RCI Pledge Agreement and Headhouse Loan Assignment have been duly executed and delivered by RCI and RPI XXX, respectively and this Modification and other documents and instruments required hereby or executed in connection herewith constitute legal, valid and binding obligations of such parties, enforceable in accordance with their respective terms;

(iv) None of the Borrowers is in violation of its respective articles of organization or bylaws, nor is any such party in default in the performance or observance of any of its respective obligations, covenants or conditions contained in any indenture or other agreement creating, evidencing or securing any Indebtedness or pursuant to which any such Indebtedness is issued, nor is any of the Borrowers in violation of or in default under any other agreement or instrument or any judgment, decree, order, statute, rule or governmental regulation, applicable to any of them or by which any of their properties may be bound or affected;

(v) There are no actions, suits or proceedings pending or, to the best of any of the Borrowers’ knowledge, threatened against any of the Borrowers, or any properties of any of them before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to any of the Borrowers, would have a material adverse effect on such Borrower’s financial or operating condition;

(vi) No authorization, consent, approval, license, exemption or any other action by and no registration, qualification or filing with any governmental agency or authority is or will be necessary in connection with the execution, delivery and performance of this Modification or any other document or instrument required hereby by any of the Borrowers;

(vii) RCI is the sole owner of the RCC Shares and has full right an authority to pledge the RCC Shares to Lender as contemplated hereby. The RCC Shares are and will be owned by RCI free of any pledge, mortgage, hypothecation, lien, charge, encumbrance, or security interest in such instruments or the proceeds thereof, except such as are granted under the RCI Pledge Agreement;

(viii) With respect to the Headhouse Loan: (i) the Headhouse Loan Documents are in full force and effect; (ii) Uman is the borrower thereunder and has no claim, cause of action, defense, set-off, counterclaim or challenge of any kind or nature whatsoever against the payment of any of the sums owing under the Headhouse Loan Documents or the enforcement or validity of the Headhouse Loan Documents; (iii) the Headhouse Loan Documents are in full force and effect and there are no defaults thereunder; (iv) the outstanding principal balance thereunder, as of the date hereof, is $2,800,000; and (v) all representations and warranties of RPI XXX under the Headhouse Loan Assignment are true, correct and complete, in all material respects;

(ix) On and as of the date of this Modification, to the best of any of the Borrowers’ knowledge, there exists no default or Event of Default under the Note, or any other Loan Document and no event which with notice or lapse of time or both would, if unremedied, be a default or Event of Default under the Note, or any other Loan Document.

(f) Each of the Borrowers hereby ratify and confirm that it is fully obligated under the Loan Documents and that the Loan Documents remain in full force and effect as modified hereby. The Loan Documents, AND THE WARRANTS OF ATTORNEY TO CONFESS JUDGMENT CONTAINED IN THE NOTE, AND ANY OF THE OTHER LOAN DOCUMENTS, extend to and secure the payment of the obligations of the Borrowers under the Loan Documents (the “Obligations”), as modified by this Modification and the Other Modifications. Each of the Loan Documents remains in full force and effect, as modified by this Modification and the Other Modifications and, along with the Premises and the other Collateral, AND THE WARRANTS OF ATTORNEY TO CONFESS JUDGMENT CONTAINED IN THE NOTE, AND ANY OF THE OTHER LOAN DOCUMENTS, extend to and continue to evidence and secure the Obligations and the Loan Documents, each as modified by this Modification and the Other Modifications. To the extent required in order to achieve the intent of this Modification, this Modification shall be deemed to modify each of the Loan Documents.

(g) BORROWERS HEREBY CONFIRM AND AGREE THAT THEY HAVE NO CLAIM, CAUSE OF ACTION, DEFENSE, SET-OFF, COUNTERCLAIM OR CHALLENGE OF ANY KIND OR NATURE WHATSOEVER AGAINST THE PAYMENT OF ANY OF THE SUMS OWING UNDER THE NOTE, OR THE TERMS OF THE OTHER LOAN DOCUMENTS OR THE ENFORCEMENT OR VALIDITY OF THE NOTE, OR THE OTHER LOAN DOCUMENTS, AND DO HEREBY REMISE, RELEASE AND FOREVER DISCHARGE ANY AND ALL SUCH CLAIMS, CAUSES OF ACTION, DEFENSES, SET-OFFS, COUNTERCLAIMS OR CHALLENGES.

3. Amendment to Note. Borrowers and Lender hereby acknowledge and agree that the term “Borrower” under the Note shall mean all of the Borrowers, each of which hereby assumes, on a joint and several basis, all obligations of “Borrower” thereunder and is otherwise obligated thereunder as if it were an original signatory thereto. Borrowers and Lender also agree that the face amount of the Note shall be $14,000,000.00. BORROWERS HEREBY AGREE THAT THEY ARE, OR REMAIN, AS THE CASE MAY BE, BOUND BY THE WARRANT OF ATTORNEY TO CONFESS JUDGMENT AS SET FORTH IN THE NOTE. THE BORROWERS HEREBY CONFIRM THAT THEY HAVE AGREED TO BE BOUND BY THE FOREGOING AFTER RECEIVING ADVICE FROM COUNSEL OF THEIR CHOOSING WITH REGARD TO THE SAME AND FURTHER CONFIRM THAT THEIR AGREEMENT TO BE SO BOUND IS BASED ON A KNOWING, VOLUNTARY AND INTELLIGENT DECISION.

4. Amendment to the Loan Agreement.

(a) The following definitions in the Loan Agreement shall be amended as indicated below:

(i)  The term “Borrower” as defined in the Loan Agreement shall mean the Borrowers;

(ii)  The term “Loan Documents” as defined in the Loan Agreement and the other Loan Documents shall be expanded to include the RCI Pledge Agreement and the Headhouse Loan Assignment, and shall no longer include the Georgia Mortgage or the Leasehold Mortgage;

(iii)  The term “Collateral” and/or “Substitute Collateral” as defined in the Loan Agreement shall be expanded to include the RCC Shares and Headhouse Loan, and shall no longer include the Georgia Property and the Savannah Real Estate, consequently, Exhibit “A” shall be amended to include the RCI Pledge Agreement and the Headhouse Loan Assignment and exclude the Georgia Mortgage and the Leasehold Mortgage.

(iv) Replace the definition of “Collateral Documents” with the following:

““Collateral Documents” means the Assigned Loan Documents and all documents, instruments and agreements evidencing the pledge, assignment or granting of any security interest in and to any of the Real Estate, the RPI XLI Shares, the RCC Shares or any other Collateral and/or Substitute Collateral evidencing, securing and/or otherwise relating to the Line, including without limitation those documents and instruments set forth on Exhibit “A” attached hereto and made a part hereof, as the same may be amended from time to time in accordance with the terms hereof.”

(v) Replace the definition of “Substitute Collateral” with the following:

““Substitute Collateral” means all of the (a) real property or notes, mortgages and other documents and instruments, evidencing and/or securing a commercial mortgage loan (or a participation interest therein) of which a Borrower is the owner (all as more fully described in Section 4.1 herein), where Bank shall have received an Appraisal of the real property subject to such loan and such other reports (including environmental reports), surveys, and information relating thereto as Bank may request, and (b) such other real or personal property as Bank may accept from a Borrower as collateral for the obligations of Borrower hereunder and under the other Loan Documents, where such Substitute Collateral is evidenced by mortgages, assignments, deeds of trust, mortgages, pledge agreements and other documents, instruments and agreements as my be resonbaly required by Bank. Upon the delivery of Substitute Collateral to Bank and the acceptance thereof by Bank, all such documents and instruments shall constitute Collateral Documents (and Exhibit “A” shall be amended accordingly) and the real property, if any, to which they relate shall constitute Real Estate and Collateral and the personal property, if any to which they relate, if any, shall constitute Collateral (and Exhibits “A” and “B” shall be amended accordingly).

(b) The amout of the Loan is hereby changed to $14,000,000.00 and therefore, the amount of the “Line of Credit” or the “Loan”, as referenced in the Loan Agreement and the other Loan Documents is hereby changed to $14,000,000.00.

(c) The following definitions shall be added to the Loan Agreement :

““Assigned Loan Documents” means any notes, mortgages, participation agreements, pledge agreements, deeds of trust, assignments or other documents instruments or agreements evidencing any loan or particpation assigned to Bank by any Borrower as security for the Line Note, including, but not limited to, the Headhouse Loan Documents.”

““Headhouse Loan Documents means any and all notes, documents, instruments and agreements evidencing and/or securing the Headhouse Loan.

““Headhouse Loan” means that certain mortgage loan from PRI XXX to Uman Realty LLC, a New Jersey limited liability company in the amount of $2,800,000.

““Pledge Agreements” means the RAI Pledge Agreement and the RCI Pledge Agreement.

““RAI” means Resource America, Inc, a Delaware corporation.

““RAI Pledge Agreement” means the Pledge Agreement from RAI in favor of Lender, whereby RAI pledges and assigns to Lender, as collateral for the obligations of Borrower hereunder and under the other Loan Documents, the RPI XLI Shares.”

““RCC” means Resource Capital Corp., a Maryland corporation.

““RCC Shares” means the shares of RCC, pledged to Lender, pursuant to the RCI Pledge Agreement, by RCI for the obligations of Borrower hereunder and under the other Loan Documents.”

       ““RCI” means Resource Capital Investor, Inc., a Delaware corporation.”

          ““RCI Pledge Agreement” means the RCI Pledge Agreement from RCI in favor of Lender, whereby RCI assigns to Lender, as collateral for the obligations of Borrower hereunder and under the other Loan Documents, the RCC Shares.”

         ““RPI XLI Shares” means the shares of Resource Properties XLI, Inc., pledged to Lender, pursuant to the RAI Pledge Agreement, by RAI, as collateral for the obligations of Borrower hereunder and under the other Loan Documents.”

(d) Section 1.1 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

             “Line of Credit. Bank will establish for Borrower for and during the period from the date hereof and until July 27, 2009 (the “Expiration Date”), subject to the Extension Periods (set forth and defined in Section 3.9 hereof), and further, subject to the terms and conditions hereof (including without limitation the Borrowing Base set forth in Section 1.4 herein), a revolving line of credit (the “Line”) pursuant to which Bank will from time to time make loans to Borrower in an aggregate outstanding principal amount not to exceed at any time Fourteen Million Dollars ($14,000,000).”

                               (e) Section 1.2 of the Loan Agreement shall be deleted in its entirety and replaced with:

    ““Use of Proceeds Borrower may use the advances under the Line for general working capital purposes.”

(f) The first sentence of Section 1.4 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

                    “Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 4.4(b) herein, the aggregate outstanding principal balance of the Line shall not exceed at any time the sum of the following (the “Borrowing Base”) (i) sixty-five percent (65%) of the Appraised Value of the Real Estate (not including such of the Real Estate that has been released from the lien of any Collateral Documents or that otherwise relates to a Collateral Document that has been terminated or satisfied) plus (ii) with respect to the Intown Loan Documents, the lesser of (A) $6,430,000 less the value of any mortgage lien senior to the mortgage securing the Intown loan documents or (B) anticipated cash flow from the Intown Loan divided by .12 plus (iii) fifty percent (50%) of the fair market value of the RCC Shares, which shares shall be marked to market monthly by Lender, plus (iv) with respect to the Headhouse Loan, the lesser of (A) $2,600,000 less the value of any mortgage lien senior to the mortgage securing the Headhouse loan documents or (B) the anticipated cash flow from the Headhouse Loan divided by .12. Notwithstanding the foregoing, in the event of a default under the Intown Loan Documents or the Headhouse Loan Documents, Lender may determine to remove the cash flow of the Intown Loan and/or the Headhouse Loan, as applicable, from the Borrowing Base, if Lender believes, in its reasonable discretion, that the collection of the Intown Loan, or the Headhouse Loan, as applicable, has been materially impaired. The value assigned to the Collateral for purposes of computing the Borrowing Base, is set forth on Schedule 1.4 hereto.”

(g) A new Section 1.5 shall be added to the Loan Agreement, as follows:

“Limitation on Number of Tranches Borrower shall be limited to having no more than three (3) LIBOR Rate tranches outstanding at any one time.”

(h) Replace Section 2.1 of the Loan Agreement with the following:

“Interest on the Line. Interest on the unpaid outstanding principal balance of the Line will accrue from the date of the advance until final payment thereof, at Borrower’s option, at either (i) equal to, or (ii) at the LIBOR Rate plus 200 basis points, a per annum rate equal to the Prime Rate in effect from time to time (such interest rate to change immediately upon any change in the Prime Rate), or at the Borrower’s option, at the LIBOR Rate plus 200 basis points.

The “LIBOR Rate” means the offered rate for delivery in two London Banking Days (as defined below) of deposits of U.S. Dollars which the British Bankers’ Association fixes as its LIBOR rate and which appears on the Telerate Page 3750 as of 11:00 a.m. London time on the day on which the Interest Period commences, and for a period approximately equal to such Interest Period. If the first day of any Interest Period is not a day which is both a (i) business day, and (ii) a day on which US dollar deposits are transacted in the London interbank market (a “London Banking Day”), the LIBOR Rate shall be determined in reference to the next preceding day which is both a business day and a London Banking Day. If for any reason the LIBOR Rate is unavailable and/or the Lender is unable to determine the LIBOR Rate for any Interest Period, the LIBOR Rate shall be deemed to be equal to the Prime Rate.

“Interest Period” means the period commencing on the date on which the interest rate under the Loan is converted to (or is continuing as) the LIBOR Rate, and ending on (but excluding) the day which numerically corresponds to such date one month thereafter (or, if such month has no numerically corresponding day, on the last business day of such month).”

(i) Section 3.9 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

“Bank may elect to extend the Expiration Date for up to two, one-year periods (each an “Extension Period”), subject to the following terms and conditions:

(i) On or before May 31 of each year commencing on May 31, 2009, Bank will notify Borrower if (i) Bank has elected to extend the Expiration Date then in effect by an Extension Period, or (ii) Bank has elected not to extend the Expiration Date then in effect. A failure by the Bank to send any such notice shall be deemed to be an election by Bank not to extend the Expiration Date then in effect;

(ii)  as of the date of the commencement of any Extension Period, there shall not have occurred any Event of Default and there shall be, as of such date, no Potential Default;

(iii)  as of the date of the commencement of any Extension Period, there shall have not occurred any material adverse change in the financial condition of any Borrower and/or the Collateral; and

(iv)  on or before the commencement date of any Extension Period, Borrower shall execute or cause to be executed any other documents reasonably requested by Bank.

To the extent that Borrower elects to extend the Expiration Date for an Extension Period, the term the “Expiration Date” shall be the last day of such applicable Extension Period.

In the event that Bank determines in the exercise of its sole discretion that it will extend the Expiration date then in effect, Borrower shall, at least five (5) days prior to the then current Expiration Date, pay to Bank an extension fee of Thirty-Five Thousand Dollars ($35,000). If Borrower shall fail to pay such extension fee to Bank as and when required, Bank’s election to extend the Expiration Date shall be deemed to be canceled and shall be null and void and of no further force or effect and the Expiration Date then in effect shall continue as if Bank had not provided any notice of election to extend.”

(j) Delete Sections 4.1, 4.2 and 4.3 of the Loan Agreement in their entirety and replace with the following:

                     “4.1 Assignment and Security Interest. As security for the performance by Borrower of this Agreement and the other Loan Documents and the payment of the Line Note and as security for the performance of the Guaranty and all other liabilities of any Borrower to Bank (whether absolute or contingent, matured or unmatured, direct or indirect, sole, joint, several or joint and several, similar or dissimilar, related or unrelated, due or to become due or heretofore or hereafter contracted or acquired), Borrower hereby pledges, assigns, transfers and sets over to Bank and grants to Bank a security interest in all of Borrower’s right, title and interest in and to the following:

(a) all of Borrower’s powers, privileges and other benefits under any and all Assigned Loan Documents;

(b) the immediate right to receive and collect all sums payable to or receivable by Borrower under or pursuant to the provisions of all Assigned Loan Documents, whether as principal, interest, casualty or insurance payments, or otherwise (“Payments”);

(c) the right to make all waivers and agreements, to give all notices, consents and releases, and to take all action upon the happening of a Collateral Document Default;

(d) the right to do any and all other things whatsoever which Borrower is or may become entitled to do under the Assigned Loan Documents, including without limitation all rights to be substituted as a creditor in any bankruptcy proceeding affecting any Obligor, Assigned Loan Documents, or Real Estate, with full voting rights, the right to receive dividends, and the right to participate in the administration of any plan, whether in liquidation or reorganization, and the right to take any and all actions that Borrower may be entitled to take as a participant under any Assigned Loan Document. In further of the foregoing assignment, Borrower hereby irrevocably authorizes and empowers Bank, in its own name or in the name of its nominee, or in the name of Borrower or as its attorney, to ask, demand, sue for, collect and receive any and all Payments to which Borrower is or may become entitled under any Assigned Loan Document and to enforce compliance by any Obligor, or any maker, mortgagor, or other party thereto, with all of the terms and provisions thereof;

(e) All Deposit Accounts maintained by any Borrower, together with all cash deposited in the same.

4.2 Representations Regarding Collateral. Borrower represents and warrants that:

(a) Borrower has full right and title to the Collateral and (either as owner of the Assigned Loan Documents or a participation interest in and to the Assigned Loan Documents) to the Assigned Loan Documents, free from any lien, security interest, encumbrance or other right, title and interest of any other person or entity.

(b) Borrower has not made any currently effective assignment of any interest in any of the Collateral or the Assigned Loan Documents other than to Bank pursuant to this Agreement and the other Loan Documents.

(c) No Obligor has any set-off, defense or counterclaim to any of its obligations under any Assigned Loan Document (as the same may have been modified by any forbearance agreement relating thereto).

(d) Subject to the provisions of any forbearance agreement relating thereto, all Assigned Loan Documents are in full force and effect with respect to the payment obligations arising under them.

(e) Except as may be specifically provided in the Assigned Loan Documents, no Payments have been collected, anticipated, waived, released, discounted or otherwise discharged or compromised except in accordance with their regularly scheduled payment dates.

(f) There is only one original note evidencing each loan to which the Assigned Loan Documents relate, if applicable, only one original deed-in-lieu of foreclosure relating to any loans to which the Assigned Loan Documents relate, and, if applicable, only one Participation Certificate evidencing participation interests comprising a portion of the Collateral, all of which, to the extent applicable, have been delivered to Bank.

4.3 Covenants Regarding Collateral. So long as the Line Note remains unpaid or Bank has any commitment under the Line, without the prior written consent of Bank, which consent shall not be unreasonably withheld or delayed:

(a) Borrower shall not obtain any other loans or other financing secured by an encumbrance, lien, mortgage, security interest or other interest in any of the Collateral, or assign, sell, transfer (voluntarily or by operation of law), or otherwise dispose of any interest in any of the Collateral or the Real Estate.

(b) Borrower shall receive or collect monthly (or otherwise if so provided by the terms of the Assigned Loan Documents) payment of principal and interest pursuant to and in accordance with the terms and conditions of the Assigned Loan Documents.

(c) Prior to the occurrence of an Event or Default, Borrower shall not alter, amend, extend, cancel or otherwise change any terms or conditions of the Assigned Loan Documents if as a result thereof there would occur an Event of Default or Potential Default. Following the occurrence of anEvent of Default, Borrower shall not alter, amend, cancel or otherwise change any provision of any of the Assigned Loan Documents.

(d) In the event Borrower goes into possession of any of the Real Estate relating to the Assigned Loan Documents, should Bank thereafter decide to go into possession pursuant to this Agreement, Borrower shall immediately vacate the affected Real Estate and perform whatever acts or execute whatever documents required by Bank, in its sole discretion, to expedite Bank’s possession of the affected Real Estate.

(e) Borrower shall keep accurate and complete records of Payments and the Collateral Documents and shall furnish Bank with such information as Bank may request, including without limitations, the information required by Section 8 herein.

(f) Following the occurrence of an Event of Default Borrower, shall not exercise any right or remedy granted under any of the Assigned Loan Documents without the prior written consent of Bank.

(g) Following the occurrence of an Event of Default, Borrower shall not (i) waive, excuse, condone or in any manner release or discharge any obligation, covenant or agreement of any Obligor under any Assigned Loan Document; (ii) cancel, terminate or permit the surrender of any Assigned Loan Document; or (iii) solicit or accept any prepayment of monies under any Assigned Loan Document.

(h) Borrower shall not release or terminate any of its interest in, to or under any Assigned Loan Document.

                        (i) Borrower shall not propose or consent to any plan of reorganization or liquidation in any proceeding in the United States Bankruptcy Court with regard to any Assigned Loan Documents, Real Estate, Collateral or Obligor.”

(k) In Section 4.4, 4.5, 4.6, 4.7, both paragraphs numbered 4.8, 4.9, 4.10, and 4.11, replace the terms “Collateral Documents” with “Assigned Loan Documents” and replace the term “Collateral Document” with Assigned Loan Document”, wherever such terms appear.

(a) Schedules 5.3, 5.4, 5.7, 5.13, 5.18, and 5.22 to the Loan Agreement shall be replaced with the schedules attached hereto of the same numbers to reflect the inclusion of RCI as a Borrower, and any other changes.

(b) The definition of “Deposit Accounts as set forth in Section 5.22 of the Loan Agreement shall be amended to include all bank accounts of any Borrower (other than RAI bank accounts at banks other than Bank), all of which are set forth on Schedule 5.22.”

(l) Replace Section 6.22 of the Loan Agreement with the following:

“6.22 Bank Accounts.

(a) Except as otherwise permitted herein, no Borrower shall open or maintain any bank accounts with respect to the Collateral, the Assigned Loan Documents or the Real Estate other than the Deposit Accounts and bank accounts maintained with Bank. Each Borrower shall deposit or cause to be deposited into the Deposit Accounts or such other accounts as may be maintained with Bank from time to the time the rentals and other income from the Real Estate and all other Payments. Any income received with respect to the balance from time to time standing to the credit of the Deposit Accounts and any other deposit accounts maintained with Bank, including any interest, shall remain, or be deposited in the Deposit Accounts or such other accounts.

(b) All right, title and interest in and to the cash amounts on deposit from time to time in the Deposit Accounts shall vest in Bank, shall constitute part of the Collateral hereunder and shall not constitute payment of the Bank Indebtedness until applied thereto as hereinafter provided. Each Borrower shall as promptly as possible deposit the proceeds of any Collateral and all payments received by it into the Deposit Accounts. Until so deposited, all such proceeds shall be held in trust by Borrower for and as the property of Bank and shall not be commingled with any other funds or property of either of them. The balance from time to time standing to the credit of the Deposit Accounts shall, except as set forth in subsection (c) below, be distributed to Borrower in accordance with the provisions of the Depository Agreements.

(c) If an Event of Default shall have occurred and Bank shall have given notice to Borrower of its intent to exercise exclusive control over the Deposit Accounts, then (i) the applicable Borrower shall instruct all Obligors and other Persons obligated in respect of any Assigned Loan Document or Real Estate to make all payments in respect of the Assigned Loan Document, and shall use its best efforts to cause them to do so, directly to the Deposit Accounts, and (ii) no Borrower shall be entitled to receive any distribution from the Deposit Accounts.”

(m) A new Section 6.23 shall be added to the Loan Agreement and shall read as follows:

“6.23 RCC Shares.

(a) Borrowers represent and warrant that the RCC Shares have been registered under the Securities Act of 1933, as amended ("Securities Act"), under a currently effective Form S-11 shelf registration statement of RCC.  Borrowers further represent that, under a registration rights agreement with RCC, of which Borrowers, or their subsidiaries, are beneficiaries, RCC is required to use its commercially reasonable best efforts to maintain the registration's effectiveness until the earlier of two years following the registration's effective date or the date all shares covered by the registration have been sold or all shares not held by affiliates of RCC are eligible for sale pursuant to Rule 144(k) of the Securities Act."

(b) Borrowers represent and warrant that the RCC Shares have been held by RCI since March 5, 2005 and were fully paid for by it on such date. Borrowers further represent and warrant that RCI complies with all of the conditions relating to a pledgor of securities set forth in Rule 144(d)(3)(iv) under the Securities Act."

(n) Section 7.1 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

“”Minimum Tangible Net Worth” Borrower shall maintain a minimum Tangible Net Worth of One Hundred Million Dollars ($100,000,000.000) plus eighty-five percent (85%) of future equity offerings of Borrower at September 30, 2006 and at each calendar quarter end thereafter. For purposes hereof, “Tangible Net Worth” shall be defined as Total Assets less intangibles and less Liabilities, each determined in accordance with GAAP.”

(o) Section 7.2 of the Loan Agreement shall be revised deleted in its entirety and replaced with the following:

“Debt Service Coverage Ratio. “Borrower shall maintain a ratio of (a) revenues, calculated on an annualized basis, of the cash flow derived from the Headhouse Loan and the Intown Loan plus dividends received on account of the RCC Shares (annualized based upon the most recent calendar quarter), to (b) the greater of (i) actual interest paid on the Line during the period of calculation, or (ii) $1,400,000.00, of not less than 1.15 to 1.0.”

(p) Exhibit “A” and Exhibit “B” to the Loan Agreement shall be replaced with the exhibits attached hereto of the same letters to reflect the inclusion of the RCC Shares and new Headhouse Loan and the removal of the Georgia Property and the Savannah Real Estate as Collateral and Substitute Collateral, and any other changes.

5. Conditions Precedent. The obligation of Bank to effect the modifications and agreements contained herein is subject to the conditions precedent that:

(a) There has been no material adverse change in the financial or operating condition of any of the Borrowers since the date of the last submission of financial statements to Bank.

(b) The Borrowers shall have paid a fee to the Bank for the Bank’s agreement to extend to the Maturity Date, as provided herein, in the amount of 75 basis points on the maximum amount of the Line.

(c) The Borrower’s shall have paid Bank’s counsel fees incurred in connection with this Modification.

(d) All representations and warranties made by any of the Borrowers herein or in connection with this Modification shall be true, correct and compete in all material respects.

(e) Bank shall have received all of the following documents, each of which shall be in form and substance satisfactory to Bank:

(i) Copies, certified in writing by the secretaries or assistant secretaries of the Borrowers, of (a) resolutions of their respective boards of directors evidencing approval of this Modification and the other matters contemplated hereby and the execution and delivery by RCI of the RCI Pledge Agreement, and by RPI XXX of the Headhouse Loan Assignment and (b) each document evidencing other necessary action and approvals, if any, with respect to this Modification, the RCI Pledge Agreement or the Headhouse Loan Assignment;

(ii) Written certificates by each of the secretaries or assistant secretaries of the Borrowers as to the names and signatures of each Borrowers’ officers who are authorized to sign this Modification, and the other documents or certificates to be executed and delivered by them pursuant hereto;

(iii) Evidence satisfactory to Bank that the certificates of incorporation and bylaws of RAI, RPI XL, RPI XXX and RPI XXI delivered to Bank on or about July 27, 1999 or April 30, 2002, as applicable, and the articles of incorporation of RPI XLI delivered to the Bank on March 20, 2006, have not been amended in any way (or if they have been amended, the nature of such amendment) and are in full force and effect, and certified certificates of incorporation and bylaws of all of the other Borrowers, as well as good standing certificates issued by the secretary of state of the state of incorporation of each of the Borrowers;

(iv) Certificate of incorporation of RCI, certified as true, correct and complete by the secretary of state of the state of Delaware and bylaws or RCI, certified as true, correct and complete by the secretary of RCI;

(v) A fully executed copy of this Modification adding RCI as a Borrower and otherwise modifying the Note consistent with the terms hereof;

(vi) The following documents with respect to the RCC Shares;

(A) A Pledge and Security Agreement (the “Pledge Agreement”) of even date herewith from RCI in favor of Bank; and

(B) The Control Agreement.

(vii) The following documents with respect to the Headhouse Loan;

(A) A full set of all of the Headhouse Loan Documents, which shall be in form and content reasonably satisfactory to Lender, including the original note from Uman in the amount of the Headhouse Loan, which note shall be endorsed in favor of Lender by RPI XXX;

(B) The Headhouse Loan Assignment; and

(C) Consent and estoppel certificate from Uman with respect to the assignment of the Headhouse Loan Assignment, in form and content as many be satisfactory to Lender.

(viii) Opinion of counsel from Borrowers’ counsel with respect to each Borrower’s due formation, the validity and enforceability of this Modification, the Pledge Agreement, the Headhouse Loan Assignment, the authority and capacity of the respective Borrowers to execute such documents, the creation and perfection in favor of Bank of a first priority security interest in and to the RCC Shares and the Headhouse Loan Documents and such other matters as Bank may request; and

(ix) Such other documents as Bank may reasonably request in connection with this Modification.

6. Reaffirmation of Loan Documents, Accommodations and Collateral. Borrowers hereby ratify and confirm that each of them is fully obligated under the Loan Documents and that the Loan Documents remain in full force and effect as modified hereby. The Assigned Loan Documents and the other Loan Documents shall remain in full force and effect and shall be deemed hereby to extend to and secure the Obligations, including without limitation those created under this Modification. To the extent required in order to achieve the intent of this Modification, this Modification shall be deemed to modify each of the Loan Documents and, along with the Real Estate and other other Collateral extend to and continue to evidence and secure the Loan Documents and the Obligations as modified by this Modification.

7. Miscellaneous.

(a) Paragraph headings used in this Modification are for convenience only and shall not affect the construction of this Modification.

(b) From time to time, Borrowers will execute and deliver to Bank such additional documents and will provide such additional information as Bank may reasonably require, to carry out the terms of this Modification.

(c) Borrowers hereby indemnify, hold harmless, and upon request will defend Bank and its shareholders, officers, directors, employees, attorneys and agents, and their respective successors and assigns (collectively, the “Indemnified Parties”) from and against any and all claims and liabilities to third parties, and will pay and reimburse to the Indemnified Parties all losses, payments, reasonable costs and expenses associated therewith, or with Bank’s defense (including without limitation reasonable attorneys fees) which Bank may suffer, incur or be exposed to by reason of or in connection with or rising out of (i) the transactions evidenced by or referred to in or related to this Modification or any of the Loan Documents, as modified by this Modification; and (ii) any actions or omissions of any one or more of the Indemnified Parties which conforms with the terms of this Modification or the Loan Documents, or is in good faith and connected therewith or with the enforcement thereof; provided, however, that the Indemnified Parties shall not be indemnified, defended or held harmless for any consequential or indirect losses or damages, or any losses or damages which were caused by the Indemnified Parties’ willful misconduct or gross negligence. The provisions of this paragraph shall survive any cancellation, satisfaction, termination or modification of this Modification, the Note, the Deed of Trust, the Mortgage, any other Loan Document, and the repayment of the Loan.

(d) This Modification shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

(e) Borrowers shall pay all costs and expenses of Bank in connection with the preparation, execution, delivery, administration and enforcement of this Modification (including title charges and the fees and out-of-pocket costs of counsel with respect hereto).

(f) This Modification may be signed in counterparts, all of which when taken together shall constitute one and the same instrument.

(g) BORROWERS ACKNOWLEDGE THAT THE NOTE, AND OTHER LOAN DOCUMENTS CONTAIN AUTHORIZATIONS TO CONFESS JUDGMENT AGAINST BORROWERS, THAT AT THE TIME ORIGINAL BORROWERS EXECUTED THE NOTE, AND THE OTHER LOAN DOCUMENTS BORROWERS CONSULTED, AND IN CONNECTION WITH THE EXECUTION OF THIS MODIFICATION AND THE EXECUTION OF THE DOCUMENTS AND INSTRUMENTS REQUIRED HEREBY HAVE CONSULTED LEGAL COUNSEL WITH RESPECT THERETO AND THAT BORROWERS UNDERSTAND (AND AT THE TIME BORROWERS EXECUTED THE NOTE, AND OTHER LOAN DOCUMENTS BORROWERS UNDERSTOOD) THAT THE EXERCISE BY BANK OF

THE AUTHORIZATIONS WILL RESULT IN THE ENTRY OF A JUDGMENT AGAINST BORROWERS AND THE SALE OR ATTACHMENT OF OR EXECUTION UPON BORROWERS’ PROPERTY (INCLUDING WITHOUT LIMITATION REAL PROPERTY, PERSONAL PROPERTY AND BANK ACCOUNTS) WITHOUT PRIOR NOTICE OR THE OPPORTUNITY FOR A HEARING.

Signature lines follow on next page.

IN WITNESS WHEREOF, the parties hereto have executed this Modification as of the date written above.

Witness/Attest:     BORROWERS:

RESOURCE AMERICA, INC., a Delaware corporation

______________________________               By: __________________________________
Name:
Title:

RESOURCE PROPERTIES XXX, INC., a Delaware corporation

______________________________               By: __________________________________
Name:
Title:

RESOURCE PROPERTIES XLI, INC., a Delaware corporation

______________________________              By: __________________________________
Name:
Title:

RESOURCE CAPITAL INVESTOR, INC., a Delaware corporation

______________________________           By: __________________________________
Steven Kessler, CFO

BANK:

SOVEREIGN BANK, a federal banking association

Attest: _____________________________                               By: ________________________________
Name:
Title:

STATE OF       :
: SS
COUNTY OF      :

BE IT REMEMBERED, that on this _______ day of July, 2006, personally came before me, the Subscriber, a Notarial Officer for the State and County aforesaid, ____________, the _____________ of RESOURCE AMERICA, INC. and the President of RESOURCE PROPERTIES XXX, INC., and RESOURCE PROPERTIES XLI, INC. each a Delaware corporation, each existing under the laws of the State of Delaware, party to this instrument, known to me personally to be such, and acknowledged this instrument to be the act and deed of the aforesaid corporations, that the signature of the officer thereto is in his own proper handwriting, and that his act of sealing, executing, acknowledging and delivering said instrument was duly authorized by the aforesaid corporations.

IN WITNESS WHEREOF, I have hereunto set may hand and official seal.

_____________________________
Notary Public

STATE OF      :
: SS
COUNTY OF      :

BE IT REMEMBERED, that on this _____day of July, 2006, personally came before me, the Subscriber, a Notarial officer of the State and County aforesaid, Steven J. Kessler, the Chief Financial officer of RESOURCE CAPITAL INVESTOR, INC., a Delaware corporation, existing under the Laws of the State of Delaware party to this instrument, known to me personally to be such, and acknowledged this instrument to be the act and deed of the aforesaid corporations, that the signature of the officer thereto is in his own proper handwriting, and that his act of sealing, executing, acknowledging and delivering said instrument was duly authorized by the aforesaid corporations.

IN WITNESS WHEREOF, I have hereunto set may hand and official seal.

_____________________________
Notary Public

EXHIBIT “A”

Collateral

A.	Resource Properties XXX, Inc. (Headhouse)

Collateral Assignment of (i) Leasehold Mortgage dated April 27, 2006 covering real property and improvements known as The Headhouses of Piers 3 and 5 North Columbus Boulevard, Philadelphia, PA; (ii) assignment of leases dated April 27, 2006;

B. Collateral Assignment of that certain loan in the amount of $6,750,000.00 from RPI XLI to Intown Development Corporation, a Connecticut corporation and National Housing Partnership, a District of Columbia limited partnership, dated ____ and all documents and instruments evidencing and/or securing the same;

C. Resource America, Inc.

All issued and outstanding shares of Resource Properties XLI, Inc.

D. Resource Capital Investor, Inc.

700,000 shares of the stock of Resource Capital Corp.

EXHIBIT “B”

Real Estate

1. 3-7 N. Christopher Columbus Boulevard, Philadelphia, Pennsylvania

SCHEDULE 5.3

Ownership Interests of Resulting Borrowers

1. Resource America, Inc. is a public company

2.	Resource Properties XXX, Inc., Resource Properties XLI, Inc. and Resource Capital Investor, Inc. are all owned by Resource America, Inc.

SCHEDULE 5.4

Stock Owned by Resulting Borrowers

See attached.

SCHEDULE 5.7

Pending Litigation or Proceedings

Pending litigation matters involving Resource America, Inc.:

1.	Cherry, et al. v. Resource America, Inc., et al., New York Supreme Court, Chautauqua County, No. K1-2000-171.
2.	Pyramid Video, Inc. V. National Press Building L.P., et al., District of Columbia Superior Court, No. 02-0003479.

SCHEDULE 5.13

Names and Addreses of Resulting Borrowers

Resource America, Inc. - Jonathan Z. Cohen, President
Resource Properties XXIV, Inc. - Alan F. Feldman, President
Resource Properties XLI, Inc. - Alan F. Feldman, President
Resource Capital Investor, Inc. - Jonathan Z. Cohen, President

1845 Walnut Street, 10th Floor
Philadelphia, PA 19103

SCHEDULE 5.18

Encumbrances

The property and assets of Resulting Borrowers are not subject to any lien, encumbrance or security interest except as set forth below:

1. 3 - 7 N. Christopher Columbus Boulevard, Philadelphia, Pennsylvania

a. $2,800,000 Leasehold Mortgage held by Resource Properties XXX, Inc.

SCHEDULE 5.22

Permitted Bank Accounts

Hudson United Bank
1607 Walnut Street
Philadelphia, PA 19103

Resource Properties XXX, Inc.
80041-56064
00042-47108

Resource Properties XLI, Inc.
42-92665

At Hudson United Bank
1000 MacArthur Blvd.
Mahwah, NJ 07430

    Sovereign Bank
    0322035589